Exhibit 10.16
Execution Version

Letter of Credit Agreement
dated as of August 13, 2021
among
Hamilton Re, Ltd.,
Hamilton Insurance Designated Activity Company,
and
Hamilton Insurance Group, Ltd.,
as Guarantor,
the Lenders from time to time parties hereto,
Bank of Montreal, as L/C Issuer
and
Bank of Montreal,
as Administrative Agent

BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner

-i-

(continued)
-ii-

(continued)
-iii-

(continued)
-iv-

(continued)
-v-

LETTER OF CREDIT AGREEMENT
This Letter of Credit Agreement is entered into as of August 13, 2021, by and among Hamilton Re, Ltd., an exempted company organized under the laws of Bermuda (the “Company”), Hamilton Insurance Designated Activity Company (“Hamilton Insurance” and together with Hamilton Re, each a “Borrower” and together, the “Borrowers”), Hamilton Insurance Group, Ltd., an exempted company organized under the laws of Bermuda (the “Guarantor”), the several financial institutions from time to time party to this Agreement, as Lenders, Bank of Montreal as L/C Issuer, and Bank of Montreal, as Administrative Agent, as provided herein. All capitalized terms used herein without definition shall have the same meanings ascribed thereto in Section 1.1.
PRELIMINARY STATEMENT
Borrowers have requested, and the Lenders have agreed to extend, certain letters of credit on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION.
Section 1.1    Definitions. The following terms when used herein shall have the following meanings:
“2021 Stub Period” means December 1, 2021 through December 31, 2021.
“Account Bank” means any “bank” within the meaning of Section 9-102(a)(8) of the NY UCC at which any deposit account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.
“Adjusted Fair Market Value” means with respect to any Eligible Collateral, an amount equal to the product of the Fair Market Value of such Eligible Collateral and the applicable Advance Rate percentage with respect to such Eligible Collateral as set forth on Schedule 1.1.
“Administrative Agent” means Bank of Montreal, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 9.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.
“Agreement” means this Letter of Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.
“Alternative Currency” means Canadian Dollars, Euro, Sterling and any other currency that is requested by the Borrower and approved by the Administrative Agent and the Lenders at the time of such request.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to a Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all Laws applicable to any Loan Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.
“Application” is defined in Section 2.1(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests or any disposition by way of a division or plan of division or otherwise) by any Loan Party, and any issuance of Equity Interests by any Subsidiary of the Guarantor to any Person that is not a Loan Party or any Subsidiary thereof.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by Administrative Agent, in substantially the form of Exhibit C or any other form approved by Administrative Agent.
“Attune Disposition” means the sale, transfer, license, lease or other disposition of the Guarantor’s interest in a joint venture known as Attune Holdings LLC.
“Authorized Representative” means those persons shown on the list of officers provided by the Loan Parties pursuant to Section 4.1 or on any update of any such list provided by the applicable Loan Party to Administrative Agent, or any further or different officers of such Loan Party so named by any Authorized Representative of such Loan Party in a written notice to Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Barclays Agreement” means that certain Letter of Credit Facility Agreement originally dated as of November 7, 2019, as amended and restated on July 2, 2020 and November 4, 2020, between the Guarantor, the Company, as borrower, HCML and ICC3L, as applicants, Barclays Bank PLC, as agent, arranger and issuing bank, and certain other financial institutions, as amended, renewed, extended, refinanced or replaced from time to time.
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate) and (b) the sum of (i) the Federal Funds Rate, plus (ii) 1/2 of 1%.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrowers as required by 31 C.F.R. § 1010.230 (as amended, modified or supplemented from time to time), in form and substance satisfactory to the applicable Lender.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowers” is defined in the introductory paragraph of this Agreement.
“Borrowing Base” means with respect to any Borrower on any date of determination, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral of such Borrower.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D with such changes therein as the Administrative Agent may reasonably request from time to time or another form which is acceptable to the Administrative Agent in its reasonable discretion.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.
“Canadian Dollar” and “C$” means the lawful currency of Canada.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Cash Collateral Account” is defined in Section 8.4(b).
“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, as collateral for L/C Obligations, cash to be held in a Collateral Account, or, if Administrative Agent and the Lenders shall agree, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, interpretation or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:
(a)    at any time, the Guarantor shall fail to own, directly or indirectly, 100% of the Equity Interests of the Borrowers; or
(b)    any Person or group of Persons (other than any Relevant Holder) acting in concert gains control of the Guarantor.
For purposes of paragraph (b) above, “control” means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to: (A) cast, or control the casting of, more than 50% of the votes that might be cast at a general meeting of the Guarantor; or (B) appoint or remove all, or the majority, of the directors or other equivalent officers of the Guarantor; or (C) give directions with respect to the management, operating and financial policies of the Guarantor which the directors or other equivalent officers of the Borrower are obliged to comply with; or (ii) the holding of more than 50% of the Equity Interests of the Guarantor (excluding any part of the Equity Interests that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
For purposes of paragraph (b) above “acting in concert” means, a group of Persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Guarantor, to obtain or consolidate control of the Guarantor.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Administrative Agent in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Collateral” means, with respect to any Borrower, all property and assets with respect to which a security interest is purported to be granted in favor of the Administrative Agent pursuant to a Security Agreement executed by such Borrower.
“Collateral Account” means, with respect to any Borrower, any account at a Financial Institution as to which such Financial Institution, such Borrower and the Administrative Agent have entered into a Control Agreement.
“Collateral Documents” means the Security Agreements, the Control Agreements, and all other security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations.
“Commitment Fee” is defined in Section 2.4(a).
“Commitments” means, as to any Lender, the obligation of such Lender to issue Letters of Credit issued for the account of a Borrower hereunder in an aggregate Stated Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. Borrowers and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $50,000,000 on the date hereof.
“Company” has the meaning given such term in the preamble.
“Consolidated Net Income” means, for any period, an amount equal to the consolidated net income of Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period.
“Consolidated Tangible Net Worth” means, as of any date of determination, the total shareholders’ equity of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), less (a) any minority interest in Subsidiaries, including for the avoidance of doubt, the aggregate principal amount of all outstanding preferred Equity Interests (including without limitation trust preferred securities) of the Group, (b) (to the extent included) any amount shown in respect of goodwill arising only on consolidation or other intangible assets of the Group (including for this purpose syndicate participations) and interests of non-members of the Group in the Guarantor’s Subsidiaries, and (c) any Disqualified Equity Interests.
“Consolidated Indebtedness” means, as of any date of determination with respect to the Guarantor and its Subsidiaries on a consolidated basis without duplication, the sum of all Indebtedness of the Guarantor and its Subsidiaries; provided, however, that (a) Indebtedness which is subject to a Permitted Security, (b) undrawn letters of credit issued (1) under this Agreement to support any Loan Party’s and its Subsidiaries’ insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations, (2) under any other letter of credit facility permitted under Section 7.1(c)(i) or (3) for the purpose of providing Funds at Lloyd’s and (c) Indebtedness of any Excluded Subsidiary, in each case, shall be excluded from Consolidated Indebtedness to the extent such Indebtedness is also excluded from “Debt” under the corresponding “Debt to Capitalisation” ratio in the Barclays Agreement (and in the event the Barclays Agreement (or any replacement thereof) is no longer in effect, all such Indebtedness shall be excluded from Consolidated Indebtedness).
“Control Agreement” means, with respect to any Borrower, an agreement between such Borrower, the applicable Financial Institution and the Administrative Agent with respect to any deposit or securities account of such Borrower in which a security interest is purported to be granted to the Administrative Agent pursuant to a Security Agreement in form and substance reasonably acceptable to the Administrative Agent.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Loan Parties, are treated as a single employer under Section 414 of the Code.
“Credit Event” means the issuance of, or extension of the expiration date or increase in the Stated Amount of, any Letter of Credit.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Default Rate” means:
(a)    for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.1 with respect to such Reimbursement Obligation;
(b)    for any Letter of Credit, the sum of 2.0% plus the L/C Fee due under Section 2.4 with respect to such Letter of Credit; and
(c)    with respect to any other overdue amount (including overdue interest), the Prime Rate plus 2.00% per annum.
“Defaulting Lender” means, subject to Section 2.8(e), any Lender that (a) has failed to (i) fund all or any portion of an L/C Disbursement within two Business Days of the date such L/C Disbursement was required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.8(e)) upon delivery of written notice of such determination to the Company and each Lender.
“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition:
(a)    mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations not then due) and the termination of the Commitments),
(b)    are redeemable at the option of the holder thereof or may become redeemable following the holder’s exercise of any liquidity or similar rights such as those in Sections 5.3 and 5.4 of the Guarantor’s Shareholders Agreement (other than any redemption solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full in cash of the Obligations ((other than contingent indemnification obligations not then due) and the termination of the Commitments), in whole or in part,
(c)    provide for the scheduled payment of dividends in cash, or
(d)    are or become convertible into, or exchangeable for, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Commitments; provided that if any such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
Notwithstanding the foregoing provisions of this definition, the Equity Interests of the Guarantor shall not constitute Disqualified Equity Interests solely as a result of Sections 5.3 and 5.4 of the Guarantor’s Shareholders Agreement; provided, however, that in the event the board of directors of the Guarantor elects to have the Guarantor redeem any of its Equity Interests pursuant to Section 5.3(a) of the Guarantor’s Shareholders Agreement (or the Guarantor otherwise enters into arrangements to redeem such Equity Interests in connection with a Special Liquidity Event), then such Equity Interests (and any other Equity Interests of the Guarantor held by any shareholder who elects to participate in any redemption of the Guarantor’s Equity Interests in connection with such Special Liquidity Event) shall immediately constitute Disqualified Equity Interests.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any Loan Party’s Affiliates or Subsidiaries.
“Eligible Collateral” means Collateral of the types set forth on Schedule 1.1 which (a) have the required rating as set forth on Schedule 1.1, (b) are capable of being marked to market on a daily basis and (c) are held in a Collateral Account.
“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the lawful currency of the Participating Member States.
“Event of Default” means any event or condition identified as such in Section 8.1.
“Excluded Subsidiaries” means, collectively, (a) Turing Re, Ltd. and (b) any similar Subsidiary whether or not existing on the Closing Date which is a special purpose, bankruptcy remote, Subsidiary of the Guarantor which is formed for the sole purpose of operating as a reinsurance sidecar, provided that (i) such Subsidiary is not included in the consolidated financial statements of the Guarantor, (ii) any Indebtedness of such Subsidiary is nonrecourse to the Guarantor and its other Subsidiaries and (iii) such Subsidiary does not own any Insurance Subsidiary, and “Excluded Subsidiary” means any of them individually.
“Fair Market Value” means (a) with respect to any publicly traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to cash, Cash Equivalents and commercial paper, the amounts thereof, and (c) with respect to any Investment (other than those set forth in clauses (a), and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Institution” means the Securities Intermediary or Account Bank, as applicable, with respect to any Collateral Account.
“Financial Strength Rating” means, as to any Person, the rating that has been most recently announced by A.M. Best as the “financial strength rating” of such Person.

“Fiscal Year” means the fiscal year of the Guarantor and its Subsidiaries.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the Guarantor and its Subsidiaries from time to time, excluding the Excluded Subsidiaries.
“Guarantor’s Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated as of November 4, 2014, by and among the Guarantor and the other parties thereto, as amended by that certain First Amendment to the Amended and Restated Shareholders Agreement, dated as of March 23, 2018, as further amended by that Second Amendment to the Amended and Restated Shareholders Agreement, dated as of September 21, 2018, and as may be further amended, restated, amended and restated or replaced from time to time. All references in this Agreement to any definition, section or any other provision of the Guarantor’s Shareholders Agreement shall be deemed to refer to the Guarantor’s Shareholders Agreement as in effect on the date hereof and any amendments thereto made in accordance with Section 7.8(b) hereof.
“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation,

transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.
“HCML” means Hamilton Corporate Member Limited, a company organized under the laws of England & Wales.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“ICC3L” means Ironshore CC (Three) Limited, a company organized under the laws of England & Wales.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all obligations of such Person for borrowed money;
(b)    all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
(c)    all obligations of such Person in respect of the deferred purchase price of property or services (excluding current ordinary course trade accounts payable, deferred compensation and any purchase price adjustment, earn-out, contingent payment or deferred payment of a similar nature incurred in connection with an acquisition);
(d)    all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such property at such date of determination (determined in good faith by the Borrower) and (ii) the amount of such Indebtedness of such other Person;
(e)    all guarantees by such Person of Indebtedness of others;
(f)    all Capital Lease obligations of such Person;
(g)    all obligations of such Person under transactions in capital market products;
(h)    all reimbursement obligations of such Person in respect of drawn letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;
(i)    the face amount of all undrawn letters of credit issued under the Barclays Agreement;
(j)    any Indebtedness of a partnership in which such Person is a general partner unless such Indebtedness is nonrecourse to such Person;
(k)    all contingent liabilities of such Person in connection with the foregoing, except for the undrawn amount of letters of credit issued under credit facilities entered into by the Guarantor or any of its Subsidiaries in support of the regulatory obligations of such Subsidiaries under its reinsurance or retrocession arrangements; and
(l)    all obligations of such Person in respect of Disqualified Equity Interests.
“Insurance Regulatory Authority” means, with respect to any Subsidiary of the Guarantor, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.
“Insurance Subsidiary” means any Subsidiary of the Guarantor the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable law of its jurisdiction of domicile.
“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, obligatory government orders, decrees and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Disbursement” means a payment made by a Lender pursuant to a Letter of Credit.
“L/C Fee” is defined in Section 2.4.
“L/C Issuer” means Bank of Montreal.
“L/C Obligations” means the aggregate undrawn Stated Amount of all outstanding Letters of Credit and all outstanding Reimbursement Obligations.
“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.
“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 11.10.
“Lending Office” is defined in Section 3.4.
“Letter of Credit” is defined in Section 2.1(a).
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan Documents” means this Agreement, the Security Agreements, the Control Agreements, the Applications, any fee letter entered into in connection with this Agreement, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
“Loan Party” means a Borrower or the Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or financial condition of a Loan Party or of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its payment and collateral obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Loan Party of any Loan Document to which it is a party or the rights and remedies of Administrative Agent and the Lenders thereunder.
“Material Subsidiaries” means, collectively, each Subsidiary of the Guarantor that is a Loan Party and each other Subsidiary of the Guarantor that is a “significant subsidiary” as such term is defined in Regulation S-X.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which any Loan Party, Subsidiary or any member of the Controlled Group is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Obligations” means all obligations of Borrowers to pay all Reimbursement Obligations owing under the Applications and Letters of Credit, all interest, fees and charges payable hereunder, and all other payment obligations of each Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
“Organizational Documents” means, (a) with respect to any corporation (or comparable foreign entity), the certificate or articles of incorporation, the bylaws and any shareholders’ agreement (or equivalent or comparable constitutive documents); (b) with respect to any company limited by shares (or comparable foreign entity), the certificate of incorporation, the memorandum of association, the bye-laws and any shareholders' agreement (or equivalent or comparable constitutive documents); (c) with respect to any limited liability company (or comparable foreign entity), the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).
“Payment in Full” means as of any date of determination, (i) the payment in full in cash of all Reimbursement Obligations, together with accrued and unpaid interest thereon; (ii) the Commitments to issue Letters of Credit under this Agreement are terminated, (iii) the termination, expiration or cancellation and return of all outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized); and (iv) the payment in full in cash of all fees, reimbursable expenses and other Obligations (other than contingent indemnification obligations and Reimbursement Obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto).
“Percentage” means for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of L/C Obligations then outstanding.
“Permitted Liens” means the Liens permitted pursuant to Section 7.2.
“Permitted Security” means:
(a)    any mortgage, charge, pledge, lien or other security interest which:
(i)    is entered into in the ordinary course of business of the Guarantor or any of its Subsidiaries and which secure the obligations of the Guarantor (or any of its Subsidiaries) under:
(A)    certain insurance, reinsurance or retrocession arrangements to which the Guarantor (or any of its Subsidiaries) is at any time a party; or
(B)    certain working capital facilities or letter of credit facilities, including where provided for the purpose of Funds at Lloyd’s or in connection with securing obligations owed by the Guarantor (or any of its Subsidiaries) under, or entered into in accordance with any applicable legal or regulatory requirement that applies in respect of, a reinsurance or retrocession arrangement to which the Guarantor (or any of its Subsidiaries) is at any time a party, including any Syndicate Arrangements, provided that, (A) the aggregate amount of such Permitted Security under this clause (i) (measured, as to each such Permitted Security permitted under this clause (i), as the greater of the amount secured by such Permitted Security and the fair market value at such time of the assets subject to such Permitted Security) shall not, when added to the aggregate amount of all Permitted Security (measured as set forth in this clause (i) above and without double-counting) incurred pursuant to clauses (i)-(iii) inclusive, of this definition, exceed at any time the lesser of (1) $750,000,000 and (2) the lowest amount permitted under the corresponding “Permitted Security” provisions in the Borrower’s or its Subsidiaries’ Funds at Lloyd’s letter of credit facilities (including, without limitation, the Barclays Agreement) (the “Permitted Security Cap”) at the time of incurrence of any new Permitted Security under this clause (i) and (B) immediately after giving effect to the incurrence of any Permitted Security pursuant to this clause (i), no Event of Default shall have occurred and be continuing;
(ii)    is in favor of a custodian or sub-custodian and is granted in respect of the payment of its fees, costs and/or expenses, or its right to be indemnified, pursuant to the terms of a custody agreement or sub-custodian agreement under which any of the assets of the Borrower or any of its Subsidiaries are held;
(iii)    is entered into with the prior approval of the Administrative Agent and the Required Lenders; or

(iv)    is granted in favor of Lloyd’s and comprises Group Own FAL or is used to secure Group Own FAL.
For the avoidance of doubt, Group Own FAL shall not be counted towards the Permitted Security Cap identified in subsection (a)(i) above.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Prime Rate” means the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States, as in effect on any day (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate).
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Reimbursement Obligation” is defined in Section 2.1(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
“Relevant Holder” means, as of any date of determination, (a) David Siegel and John Overdeck, any of their respective family members and any trusts, family limited partnerships, limited liability companies, or other similar entities created for the benefit of the Persons described in this clause (a) (including Sango Hoken Holdings, LLC and Hopkins Holdings, LLC) or any Affiliates of any of the foregoing and (b) BSOF Master Fund L.P. and any of its Affiliates and

funds or partnerships managed or advised by Blackstone Alternative Solutions L.L.C. or any of its Affiliates but not including, however, any portfolio company of any of the foregoing.
“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding interests in Letter of Credit Obligations and unused Commitments constitute more than 50% of the sum of the total interests in Letter of Credit Obligations and unused Commitments of the Lenders.
“Rescindable Amount” is defined in Section 2.5(b).
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, general counsel, assistant secretary, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Credit Parties and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Loan Party or any Subsidiary thereof, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Loan Party or any Subsidiary thereof on account of such Equity Interests.
“Revaluation Date” means (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) or extending the expiration date of such Letter of Credit, (c) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (d) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably require.
“Revolving Credit Agreement” is defined in Section 7.1(r).
“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw Hill Financial and any successor thereto.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.
“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State), or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.
“Securities Intermediary” means any “securities intermediary” within the meaning of Section 8.102(a)(14) of the UCC at which any securities account constituting a Collateral Account is held, which shall be (a) located in the United States and (b) reasonably acceptable to the Administrative Agent.
“Security Agreement” means a Security Agreement substantially in the form of Exhibit E with such changes therein as may be agreed to by the Administrative Agent and any Borrower which may be entered into from time to time between the Administrative Agent and such Borrower.
“Sole Lead Arranger” means BMO Capital Markets Corp.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Liquidity Event” has the meaning set forth in the Guarantor’s Shareholders Agreement.
“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative

Agent does not have as of the date of determination a spot buying rate for any such currency; and provided further the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit.
“Stated Amount” means at, any time, (i) if the Letter of Credit is denominated in U.S. Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is denominated in an Alternative Currency, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Syndicate Arrangement” means any arrangement (whether pursuant to guarantees, letters of credit or otherwise) entered into by a managing agent at Lloyd’s on behalf of HCML or ICC3L, together with the other members of a syndicate with respect to financing or reinsurance for the purposes of or in connection with the underwriting business carried on by all such members of that syndicate.
“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Guarantor or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Guarantor of any of its direct or indirect Subsidiaries.
“Termination Date” means August 13, 2023.
“Term Loan Agreement” means the Term Loan Credit Agreement, dated as of July 26, 2019, by and among the Guarantor, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as amended, renewed or extended from time to time.
“Threshold Amount” means as of any date of determination, the lesser of (a) five percent (5%) of Consolidated Tangible Net Worth determined as of the last day of the most recently ended fiscal quarter (or the 2021 Stub Period, if applicable), and (b) any similar cross-default threshold as set forth in the Barclays Agreement, which, by way of illustration, is $60,000,000 as of the Closing Date.
“Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Tangible Net Worth and (ii) Consolidated Indebtedness as of such date.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Wholly Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by a Loan Party and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2    Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to New York, New York, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The term “shall” shall have the same meaning as the term “will”. All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Lenders, and shall survive any termination of such other agreements until Payment in Full. Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and any successor law or regulation. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.
Section 1.3    Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Loan Parties and their Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
Section 1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.5    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Events and L/C Obligations denominated in an Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent of such Alternative Currency amount (rounded to the nearest U.S. Dollar, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
Section 1.6    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the Stated Amount of such Letter of Credit in effect at such time.
ARTICLE II
THE LETTER OF CREDIT FACILITY
Section 2.1    Letters of Credit. General Terms. (i) Subject to the terms and conditions hereof the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the account of a Borrower in U.S. Dollars or in an Alternative Currency in an aggregate undrawn Stated Amount up to $50,000,000; provided that such Borrower’s L/C Obligations shall not exceed such Borrower’s Borrowing Base. Each Letter of Credit shall be issued by the L/C Issuer, and each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.
(ii)    The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
(C)    a default of any Lender’s obligations to fund under Section 2.1(c) exists, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender;
(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than U.S. Dollars or an Alternative Currency; or
(E)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.8(e)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(b)    Applications. At any time before the Termination Date, the L/C Issuer shall, upon the receipt of an application duly executed by a Borrower in the form of Exhibit F attached hereto or such other form as specified by the L/C Issuer (each, and “Application”), issue one or more Letters of Credit in U.S. Dollars or an Alternative Currency, in a form satisfactory to the L/C Issuer, with expiration dates no later than 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal), in an aggregate Stated Amount as set forth above. Notwithstanding anything contained in any Application to the contrary: (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.4, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, such Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which such Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the Base Rate plus 2.0% per annum (computed on the basis of a year of 360 days, and the actual number of days elapsed). If a Borrower so requests in any Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date which shall comply with this paragraph; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of the last sentence of this clause (b) or otherwise), or (B) it has received notice in writing on or before the day that is 30 days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or a Loan Party that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of a Borrower subject to the conditions of Section 4 and the other terms of this Section 2.1. If any Letter of Credit remains outstanding five Business Days prior to the Termination Date, the applicable Borrower shall provide Cash Collateral to the Administrative Agent in an amount equal to 103% of all outstanding Letter of Credit Obligations no later than the fifth Business Day prior to the Termination Date.
(c)    The Reimbursement Obligations. Subject to Section 2.1(b), the obligation of each Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon on the date when each drawing is to be paid if Borrower has been informed of such drawing by the L/C Issuer on or before 11:00 a.m. on the date when such drawing is to be paid or, if notice of such drawing is given to such Borrower after 11:00 a.m. on the date when such drawing is to be paid, by no later than 12:00 Noon on the following Business Day, in immediately available funds at Administrative Agent’s principal office in Chicago, Illinois, or such other office as Administrative Agent may designate in writing to Company (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If a Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 2.1(e) below, then all payments thereafter received by Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.1(e) below. All payments hereunder shall be made in the same currency as the Letter of Credit to which such payment relates or as otherwise specified herein.
(d)    Obligations Absolute. Each Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the relevant currency markets generally, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. The responsibility of the L/C Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. None of Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the first sentence of this clause (d)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable Law) suffered by such Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(e)    The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the L/C Issuer, and the L/C Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by a Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 2.1(c) above, or if the L/C Issuer is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to Administrative Agent) to such effect, if such certificate is received before 1:00 p.m., or not later than 1:00 p.m. the following Business Day, if such certificate is received after such time, pay to Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Prime Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its

Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.1 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Participating Lender may have or have had against any Loan Party, the L/C Issuer, Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 2.1 shall be made without any offset, abatement, withholding or reduction whatsoever.
(f)    Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.1(f) and all other parts of this Section 2.1 shall be unconditional, irrevocable and survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
(g)    Manner of Requesting a Letter of Credit. A Borrower shall provide at least five (5) Business Days’ advance written notice to Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by such Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. Administrative Agent shall promptly notify the L/C Issuer of Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.
(h)    Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among Borrowers, Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer ” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.2    Default Rate. Notwithstanding anything to the contrary contained herein, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.11 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (a) all Reimbursement Obligations accrue interest at a rate per annum equal to the applicable Default Rate and (b) to the fullest extent permitted by Law, the outstanding amount of all interest, fees and other Obligations accrue interest at a rate per annum equal to the applicable Default Rate.
Section 2.3    Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each disbursement made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    Administrative Agent shall also maintain accounts in which it will record (i) the amount of each disbursement made with respect to a Letter of Credit and (ii) the amount of any sum received by Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.
Section 2.4    Fees. Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee equal to 0.15% on the average daily aggregate amount of the unused Commitments of such Lender during the period from and including the Closing Date to but excluding the date that the Commitments of such Lender terminate. Accrued commitment fees shall be payable on the last day of each March, June, September and December, commencing on the first such date after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate.
(b)    Letter of Credit Fees. Each Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee with respect to each Letter of Credit, which shall accrue in arrears at 0.40% per annum on the average daily aggregate undrawn amount of all outstanding Letters of Credit (the “L/C Fee”) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitments terminate and the date on which such Lender ceases to have any L/C Obligations. L/C Fees accrued through and including the last day of each March, June, September and December, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(c)    Administrative Agent Fees. Borrowers shall pay to Administrative Agent, for its own use and benefit, the fees agreed to between Administrative Agent and Borrower in a writing between them.
Section 2.5    Place and Application of Payments. All payments of principal of and interest on the Reimbursement Obligations, and of all other Obligations payable by Borrowers under this Agreement and the other Loan Documents, shall be made by the applicable Borrower to Administrative Agent by no later than 12:00 Noon on the due date thereof at the office of Administrative Agent in Chicago, Illinois (or such other location as Administrative Agent may designate to Borrowers), for the benefit of the Lender(s) entitled thereto. Any payments received after such time shall be deemed to have been received by Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set off or counterclaim. Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Reimbursement Obligations ratably to the Lenders, and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
(b)    Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders the amount due. With respect to any payment that Administrative Agent makes to any Lender as to which Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made the corresponding payment to Administrative Agent; (2) Administrative Agent has made a payment in excess of the amount(s) received by it from a Borrower either individually or in the aggregate (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Cash Collateral received, in each instance, by Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to Administrative Agent and distributed as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 11.13 and amounts described in Section 2.4(c)) payable to the Administrative Agent in its capacity as such;

(ii)    second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, unpaid Reimbursement Obligations, interest and L/C Fees) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 11.13) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and charges and interest on the unpaid Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (A) to payment of that portion of the Obligations constituting unpaid Reimbursement Obligations and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the account of the Lenders to Cash Collateralize such L/C Obligations, (y) amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (iv);
(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
(vii)    If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Section 2.6    Account Debit. Each Borrower hereby irrevocably authorizes Administrative Agent to charge any of such Borrower’s deposit accounts maintained with Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that each Borrower acknowledges and agrees that Administrative Agent shall not be under an obligation to do so and Administrative Agent shall not incur any liability to a Borrower or any other Person for Administrative Agent’s failure to do so.
Section 2.7    Commitment Terminations. The Company shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Administrative Agent

(or such shorter period of time agreed to by Administrative Agent), to terminate the Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of L/C Obligations then outstanding. Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments.
(b)    Any termination of the Commitments pursuant to this Section 2.7 may not be reinstated.
Section 2.8    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(b)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.11.
(c)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.9; fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.9; fifth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any L/C Disbursements owed to, such Defaulting Lender until such time as all funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the

Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    Commitment and L/C Fees. (i) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.9.
(iii)    With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (e) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(e)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate principal amount of participations in Reimbursement Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(f)    Cash Collateral. If the reallocation described in clause (e) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.9.
(g)    Defaulting Lender Cure. If the Company, the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (e) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(h)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto such that the Commitments of the Non-Defaulting Lenders and/or Cash Collateral provided by the applicable Borrower or the Defaulting Lender are at least equal to the Stated Amount of such Letter of Credit, and participating interests in any such newly issued Letter of Credit shall be allocated among non-Defaulting Lenders (and Defaulting Lenders shall not participate therein).
Section 2.9    Cash Collateral. In the event the Borrowers shall have provided Cash Collateral for outstanding Letters of Credit pursuant to Section 2.1(b), 2.8(f), 8.2 or 8.3, the Administrative Agent will establish a separate cash collateral account, which may be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the “NY UCC”)), in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the “entitlement holder” (as defined in Section 8-102(a)(7) of the NY UCC)) into which there shall be deposited from time to time such amounts paid to the Administrative Agent as Cash Collateral for the applicable L/C Obligations. As collateral security for the prompt payment in full when due of all reimbursement obligations in respect of L/C Disbursements, all interest thereon, and all other obligations of such Borrower under the Loan Documents whether or not then outstanding or due and payable (such obligations being herein collectively called the “Secured Obligations”), each Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Cash Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Cash Collateral Account shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Cash Collateral Account shall be subject to withdrawal only as provided in this Section 2.9. Amounts on deposit in the Cash Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term investments as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the Cash Collateral Account. At any time, and from time to time, while an Event of Default has occurred and is continuing, the Administrative Agent shall, if instructed by the Required Lenders in their sole discretion, liquidate any such investments and reinvestments and credit the proceeds thereof to the Cash Collateral Account and apply or cause to be applied such proceeds and any other balances in the Cash Collateral Account to the payment of any of the Secured Obligations due and payable. If at any time (i) no Default has occurred and is continuing and (ii) all of the Secured Obligations then due have been paid in full but Letters of Credit remain outstanding, the Administrative Agent shall, from time to time, at the request of the Company, deliver to the applicable Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Cash Collateral Account as exceed 103% of the aggregate undrawn Stated Amount of all outstanding Letters of Credit. When all of the Secured Obligations shall have been paid in full, all Letters of Credit have expired or been terminated and the Commitments have terminated, the Administrative Agent shall promptly deliver to the applicable Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.
Section 2.10    Increase Request.
(a)    The Company shall have the right at any time prior to the date that is 30 days prior to the Termination Date to increase the aggregate Commitments hereunder by an amount (for all such requests) not exceeding $100,000,000 by adding to this Agreement one or more other Eligible Assignees (which may include any existing Lender, with the consent of such Lender in its sole discretion) (each such bank, a “Supplemental Lender”) with the approval of (x) the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent will be required in the case of any such Eligible Assignee that is a Lender or an Affiliate of a Lender and (y) the L/C Issuer (which approval shall not be unreasonably withheld or delayed), provided that each Supplemental Lender shall have entered into an agreement pursuant to which such Supplemental Lender shall undertake a Commitment (or, if such Supplemental Lender is an existing Lender, pursuant to which its Commitment shall be increased).
(b)    Required Supplemental Lender Documentation. Each such Supplemental Lender shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Supplemental Lender shall, as of the effective date of such increase in the Commitments (which shall be a Business Day and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur, each a “Supplemental Commitment Date”), undertake a Commitment (or, if any such Supplemental Lender is an existing Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and such Supplemental Lender shall thereupon become (or continue to be) a “Lender” for all purposes hereof.
(c)    Conditions to Effectiveness of Increase. Notwithstanding the foregoing, no increase in the aggregate Commitments hereunder pursuant to this Section shall be effective unless:
(i)    the Company shall have given the Administrative Agent written notice of any such increase at least three Business Days prior to the applicable Supplemental Commitment Date;
(ii)    no Default shall have occurred and be continuing on the applicable Supplemental Commitment Date; and
(iii)    each Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Supplemental Commitment Date signed by a Responsible Officer of such Borrower (x) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Supplemental Commitment Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (B) no Default exists.
(d)    Revised Percentages. The Administrative Agent shall promptly notify the Lenders of the new Percentages after giving effect to the Supplemental Commitment.
ARTICLE III
TAXES; CHANGE IN CIRCUMSTANCES.
Section 3.1    Withholding Taxes. Payments Free of Withholding. Except as otherwise required by Law and subject to Section 3.1(b), each payment by a Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which such Borrower is domiciled, any jurisdiction from which a Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, Borrowers shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, Borrowers shall reimburse Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If a Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.
(b)    U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and Administrative Agent on or before the date of the initial issuance of a Letter of Credit hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W 8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8-ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8-BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of a Borrower and is not a controlled foreign corporation related to a Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to Borrowers and Administrative Agent such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by Borrowers in a written notice, directly or through Administrative Agent, to such Lender and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of a Borrower or Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrowers and Administrative Agent a certificate to the effect that it is such a United States person.
(c)    Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable Law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to Borrowers or Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 3.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify Borrowers and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
Section 3.2    Documentary Taxes. Borrowers agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
Section 3.3    Increased Cost and Reduced Return. If any Change in Law:
(i)    shall subject the L/C Issuer or any Lender (or its Lending Office) to any tax, duty or other charge with respect to Letter(s) of Credit, any Reimbursement Obligations owed to it, issuance of a Letter of Credit, or shall change the basis of taxation of payments to the L/C Issuer or any Lender (or its Lending Office) of the principal of or interest on a Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such L/C Issuer, Lender or its Lending Office or imposed by the jurisdiction in which such L/C Issuer’s or Lender’s principal executive office or Lending Office is located); or
(ii)    shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the FRB) against assets of, deposits with or for the account of, or credit extended by, the L/C

Issuer or any Lender (or its Lending Office) or shall impose on the L/C Issuer or any Lender (or its Lending Office) or on the interbank market any other condition affecting the Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to issue a Letter of Credit;
and the result of any of the foregoing is to increase the cost to the L/C Issuer or such Lender (or its Lending Office) of issuing or maintaining a Letter of Credit or to reduce the amount of any sum received or receivable by the L/C Issuer or such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by the L/C Issuer or such Lender to be material, then, within 15 days after demand by the L/C Issuer or such Lender (with a copy to Administrative Agent), Borrower shall be obligated to pay to the L/C Issuer or such Lender such additional amount or amounts as will compensate the L/C Issuer or such Lender for such increased cost or reduction.
(b)    If the L/C Issuer or any Lender determines that any Change in Law affecting the L/C Issuer or such Lender or any lending office of the L/C Issuer or such Lender or the L/C Issuer’s or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the L/C Issuer or such Lender’s capital or on the capital of the L/C Issuer’s or such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Letters of Credit, to a level below that which the L/C Issuer or such Lender or the L/C Issuer’s or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the L/C Issuer’s or such Lender’s policies and the policies of the L/C Issuer’s or such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the L/C Issuer or such Lender such additional amount or amounts as will compensate the L/C Issuer or such Lender or the L/C Issuer’s or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of the L/C Issuer or a Lender setting forth the amount or amounts necessary to compensate the L/C Issuer or such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay the L/C Issuer or such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 3.4    Lending Offices. Each Lender may, at its option, elect to fund its obligations hereunder, and the L/C Issuer may elect to issue Letters of Credit, at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to Borrowers and Administrative Agent.
Section 3.5    Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its obligations hereunder in any manner it sees fit.
ARTICLE IV
CONDITIONS PRECEDENT.

Section 4.1    Initial Credit Event. The obligation of the L/C Issuer and each Lender for the initial Credit Event hereunder is subject to satisfaction or waiver by the applicable party of the following conditions precedent:
(a)    Administrative Agent shall have received each of the following, in each case duly executed by all applicable parties and in form and substance reasonably satisfactory to Administrative Agent:
(i)    this Agreement;
(ii)    copies of each Loan Party’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
(iii)    copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance by its Secretary or Assistant Secretary;
(iv)    copies of the certificates of good standing (or comparable certificate of compliance) for each Loan Party (dated no earlier than 30 days prior to the date hereof) from the applicable Governmental Authority of its jurisdiction incorporation or organization;
(v)    a list of each Loan Party’s Authorized Representatives;
(vi)    the initial fees called for by Section 2.4;
(vii)    the favorable written opinion of New York and Bermuda counsel to each Loan Party; provided that no opinion shall be required from Irish counsel to any Loan Party;
(viii)    a fully executed Internal Revenue Service Form W-8 for each Loan Party;
(ix)    a fully executed Beneficial Ownership Certification;
(x)    a Security Agreement and Control Agreement for each Borrower executed by the parties thereto with such number of counterparts as may be requested by the Administrative Agent, together with all other documents as may be necessary or desirable to perfect the Administrative Agent’s security interest in the Collateral;
(xi)    a Borrowing Base Certificate for each Borrower executed by an Authorized Representative of such Borrower calculated as of the most recent

Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.11 with respect to such Borrower;
(xii)    a pro forma compliance certificate demonstrating that the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.14;
(xiii)    satisfactory evidence that there are no Liens on the Collateral Accounts and no financing statements or other similar filings with respect thereto other than Liens permitted under Sections 7.2(a) and (m)
(xiv)    a letter from a process agent in form and substance reasonably satisfactory to the Administrative Agent; and
(xv)    such other agreements, instruments, documents, certificates, and opinions as Administrative Agent may reasonably request.
(b)    Administrative Agent shall have received the initial fees called for by the Loan Documents, together with all other fees, costs and expenses required to be paid by Borrowers at or before closing.
(c)    Administrative Agent and its counsel shall have completed all legal, tax and regulatory due diligence, including without limitation all documentation required by bank regulatory authorities under applicable Anti-Corruption Laws and Anti-Money Laundering Laws, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
Section 4.2    All Credit Events. The obligation of the L/C Issuer for any Credit Event (including any initial issuance of a Letter of Credit) hereunder is subject to the following conditions precedent:
(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all material respects as of such earlier date; provided that any representation and warranty that is already qualified by “material” or “Material Adverse Effect” shall be true and correct in all respects;
(b)    no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)    the Administrative Agent shall have received a Borrowing Base Certificate calculated as of the most recent Business Day in accordance with the requirements hereof and demonstrating compliance with Section 6.11 with respect to the applicable Borrower;
(d)    the Administrative Agent shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.4, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the Administrative Agent together with fees called for by Section 2.4; and

(e)    in the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.
Each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by each Loan Party on the date of such request and issuance, increase or extension as to the facts specified in subsections (a) through (c), both inclusive, of this Section; provided, that the L/C Issuer may continue to issue Letters of Credit, in the sole discretion of the L/C Issuer, notwithstanding the failure of the Loan Parties to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.
ARTICLE V
REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants to Administrative Agent and the Lenders as follows:
Section 5.1    Organization and Qualification. Such Loan Party (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so would not have a Material Adverse Effect. No Loan Party is an Affected Financial Institution.
Section 5.2    Intentionally Omitted.
Section 5.3    Authority and Validity of Obligations. Each Loan Party has full right and authority to enter into this Agreement and the other Loan Documents executed by it, and to perform all of its obligations hereunder and under the other Loan Documents executed by it, and with respect to each Borrower, to request Letters of Credit. The Loan Documents have been duly authorized, executed, and delivered by each Loan Party party thereto and constitute valid and binding obligations of such Loan Party enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by a Loan Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of such Loan Party, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting a Loan Party or any of its Property, or (c) result in the creation or imposition of any Lien on any Property of a Loan Party.
Section 5.4    Use of Proceeds; Margin Stock. Each Borrower shall use the Letters of Credit to support its reinsurance obligations. Neither any Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no part of the proceeds of extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrowers and their Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.
Section 5.5    Financial Reports. The Guarantor has heretofore furnished to the Administrative Agent and Lenders copies of (i) the audited consolidated balance sheets of the Guarantor and its Subsidiaries for the fiscal years ending November 30, 2019 and November 30, 2020 and the related statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the opinion of Ernst & Young Ltd. thereon, prepared in accordance with GAAP, (ii) the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the last day of the fiscal quarter ending May 31, 2021, and the related statements of income, shareholders’ equity and cash flows for the partial period then ended, prepared in accordance with GAAP, subject to the absence of notes required by GAAP and normal year-end adjustments, (iii) the audited consolidated balance sheets of the Company and its Subsidiaries for the fiscal years ending November 30, 2019 and November 30, 2020 and the related statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the opinion of Ernst & Young Ltd. thereon, prepared in accordance with GAAP, and (iv) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of the fiscal quarter ending May 31, 2021, and the related statement of income for the partial period then ended, prepared in accordance with GAAP, subject to the absence of notes required by GAAP and normal year-end adjustments. Such financial statements present fairly in all material respects the financial condition of the Guarantor, the Company, their respective Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated, unless expressly disclosed to the Administrative Agent and the Lenders in writing to the contrary prior to the Closing Date.
Neither (i) the board of directors of the Guarantor or a committee thereof or an authorized officer of the Guarantor or the Company has concluded that any financial statement previously furnished to the Administrative Agent should no longer be relied upon because of an error, nor (ii) has the Guarantor or the Company been advised by its auditors that a previously issued audit report or interim review cannot be relied on.
Section 5.6    No Material Adverse Change. Since November 30, 2020, there has been no change in the properties, business, operations or condition (financial or otherwise) of the Loan Parties and their Subsidiaries (taken as a whole) except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.7    Full Disclosure. The statements and information furnished to Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby (including the pro forma financial statements delivered to the Administrative Agent and the Lenders) do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, Administrative Agent and the Lenders acknowledging that as to any projections furnished to Administrative Agent and the Lenders, the Loan Parties only represent that the same were prepared on the basis of information and estimates such Loan Party believed to be reasonable at the time furnished. The information included in the Beneficial Ownership Certification, as updated in accordance with Section 6.9(b), is true and correct in all respects.
Section 5.8    Intellectual Property, Franchises, and Licenses. Each Loan Party owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, except where the failure to own or possess such legal rights would not reasonably be expected to have a Material Adverse Effect.
Section 5.9    Governmental Authority and Licensing. Each Loan Party has received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct its business, in each case, except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding is pending or, to the knowledge of a Loan Party, threatened in writing, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. Each Insurance Subsidiary holds licenses (including licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations in all jurisdictions necessary to transact its insurance and reinsurance business (collectively, the “Licenses”), except where the failure to hold such License would not reasonably be expected to have a Material Adverse Effect. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.10    Good Title. The Loan Parties have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Loan Parties furnished to Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.
Section 5.11    Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Loan Party threatened in writing, against a Loan Party or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12    Taxes. All material tax returns required to be filed by a Loan Party in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon a Loan Party or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Loan Parties do not know of any proposed additional tax assessment against it for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of each Loan Party have been made for all open years, and for its current fiscal period.
Section 5.13    Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by a Loan Party of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
Section 5.14    Affiliate Transactions. No Loan Party is a party to any contracts or agreements with any of its Affiliates (other than any such contracts or agreements with Wholly- Owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other or otherwise permitted under Section 7.7.
Section 5.15    Investment Company. Neither any Loan Party nor any Material Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.16    ERISA; Plan Assets; Prohibited Transactions. No Loan Party, Subsidiary, or any member of the Controlled Group sponsors, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan or Multiemployer Plan. Neither any Loan Party nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
(b)    No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor any Credit Event hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Loan Parties are not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
Section 5.17    Compliance with Laws. Each Loan Party is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Loan Party has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such noncompliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.18    Sanctions; Anti-Money Laundering Laws and Anti-Corruption Laws. No Loan Party or any of its Subsidiaries, any director, officer or employee of the any Loan Party or any if its Subsidiaries, nor, to the knowledge of any Loan Party, any agent or representative of any Loan Party or any of its Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.
(b)    Each Loan Party and each of its Subsidiaries, each of the Loan Parties and their respective directors, officers and employees, and, to the knowledge of the Loan Parties, each of such Loan Party’s and its Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)    Each Loan Party and its Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries, and the such Loan Party’s and its Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
Section 5.19    Other Agreements. No Loan Party is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured or not waived could reasonably be expected to have a Material Adverse Effect.
Section 5.20    Solvency. The Loan Parties taken in the aggregate are Solvent.
Section 5.21    First Priority Interest. The Administrative Agent, for the benefit of itself, the L/C Issuer and the Lenders, has a first priority (subject only to Liens of the type described in Section 7.2(a) and (m) to the extent set forth in the applicable Control Agreement) perfected security interest in the Collateral pledged by each Borrower pursuant to its respective Security Agreement.
ARTICLE VI
AFFIRMATIVE COVENANTS.
Until such time as Payment in Full has occurred, the Loan Parties covenant and agree that:
Section 6.1    Maintenance of Business. Each Loan Party shall preserve and maintain its existence, except as otherwise provided in Section 7.4. Each Loan Party shall preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect. Each

Loan Party shall maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 6.2    [Intentionally Omitted].
Section 6.3    Taxes and Assessments. Each Loan Party shall duly pay and discharge all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 6.4    Insurance. Each Loan Party shall insure and keep insured with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each Loan Party shall insure such other hazards and risks (including business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each Loan Party shall, upon the request of Administrative Agent, furnish to Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.
Section 6.5    Financial Reports. Each Loan Party shall maintain a standard system of accounting in accordance with GAAP and shall furnish to Administrative Agent, each Lender, and each of their duly authorized representatives such information respecting the business and financial condition of each Loan Party as Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to Administrative Agent and the Lenders, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as practicable and in any event within 90 days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended November 30, 2021), (i) an audited consolidated balance sheet of the Guarantor and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows including the notes thereto and (ii) an audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by Ernst & Young LLP or an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Guarantor, the Company or any of their respective Subsidiaries not in accordance with GAAP.
(b)    Quarterly Financial Statements. As soon as practicable and in any event within 60 days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended May 31, 2021), (i) an unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and an unaudited consolidated statement of income, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP, and, in each case of clauses (i) and (ii), such financial statements present fairly in all material respects the financial condition of the Guarantor and its Subsidiaries, as applicable, on a consolidated basis as of their respective dates and the results of operations of the Guarantor and its Subsidiaries, as applicable, for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
(c)    2021 Stub Period Financial Statements. As soon as practicable and in any event within 150 days (or, if earlier, on the date of any required public filing thereof) after the end of the 2021 Stub Period (to align, for the avoidance of doubt and in connection with the 2021 Stub Period only, with the date for the delivery of the quarterly financial statements in respect of the fiscal quarter ended March 31, 2022, as contemplated by Section 6.5(b)), (i) audited consolidated statements of income, retained earnings and cash flows, including any notes thereto, of the Guarantor and its Subsidiaries, prepared in accordance with GAAP and (ii) audited consolidated statements of income, retained earnings and cash flows, including any notes thereto, of the Company and its Subsidiaries, prepared in accordance with GAAP, and, in each case of clauses (i) and (ii), such financial statements present fairly in all material respects the financial condition of the Guarantor and its Subsidiaries, as applicable, on a consolidated basis as of their respective dates and the results of operations of the Guarantor and its Subsidiaries, as applicable, for the 2021 Stub Period.
(d)    promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of any Loan Party’s operations and financial affairs given to it by its independent public accountants;
(e)    promptly after knowledge thereof shall have come to the attention of any responsible officer of a Loan Party, written notice of (i) any threatened in writing or pending litigation or governmental or arbitration proceeding or labor controversy against a Loan Party or any of its Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(f)    within five Business Days after receipt, notice from any applicable insurance regulatory authority of any threatened in writing or actual proceeding for suspension or revocation of any License or any similar proceeding with respect to any such License;
(g)    with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer of each Loan Party or another officer of such Loan Party acceptable to Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by such Loan Party to remedy the same. Such certificate shall also set forth the calculations supporting the financial covenants set forth in Section 7.14;
(h)    any announcement by A.M. Best of any change in the Financial Strength Rating of the Company;
(i)    as soon as available, but in any event within 30 days after the end of each calendar month, (i) a report listing each Borrower’s Eligible Collateral and (ii) a Borrowing Base Certificate executed by a Responsible Officer of each Borrower. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 6.5(i), Eligible Collateral shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered;
(j)    promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by a Responsible Officer of each Borrower; and
(k)    such other documents or information regarding the operations, business affairs and financial condition of any Loan Party as the Administrative Agent or any Lender may reasonably request.
Section 6.6    Inspection. Each Loan Party shall permit Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each Loan Party hereby authorizes such accountants to discuss with Administrative Agent and such Lenders, the finances and affairs of such Loan Party) at such reasonable times and intervals as Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to such Loan Party; provided that except during the continuance of an Event of Default the Administrative Agent shall not exercise such rights described in this Section 6.6 more than once per calendar year
Section 6.7    ERISA. No Loan Party, Subsidiary, or member of the Controlled Group shall, establish, sponsor, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan, Multiemployer Plan. No Loan Party or any Subsidiary shall have any liability (contingent or otherwise) with respect to any post-retirement Welfare Plan benefit, other than liability for continuation coverage described in article 6 of Title I of ERISA.
Section 6.8    Compliance with Laws. Each Loan Party shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
Section 6.9    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(a)    Each Loan Party and its Subsidiaries shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Loan Party and each of its and their respective Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.
(b)    Each Loan Party shall provide Administrative Agent and the Lenders (i) upon request of the Administrative Agent or a Lender, any information regarding such Loan Party and each of its respective owners, Affiliates, and Subsidiaries necessary for Administrative Agent and the Lenders to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them and (ii) without limiting the foregoing, notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
(c)    Each Loan Party will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Loan Party’s and its Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.
Section 6.10    Use of Proceeds. Borrowers shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.
Section 6.11    Collateral Requirements. (a) Each Borrower shall cause such Borrower’s Borrowing Base at all times to be equal to or greater than such Borrower’s Letter of Credit Obligations. If at any time a Borrower’s Borrowing Base is less than such Borrower’s Letter of Credit Obligations, such Borrower will immediately (and in any event within two Business Days) deposit into its Collateral Account Eligible Collateral or reduce its Letter of Credit Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess. At any time an Event of Default has occurred and is continuing, at the request of the Administrative Agent, such Borrower will take such actions as may be necessary to ensure that its Collateral consists solely of cash and Cash Equivalents.
Section 6.12    Further Assurances. Promptly upon the request of the Administrative Agent, each Borrower shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time (i) to effectuate the transactions contemplated by the Loan Documents and (ii) in order to ensure that the Obligations of such Borrower are secured by a first priority (subject only to Liens described in Sections 7.02(a) and (m)) perfected interest in the assets of such Borrower stated to be pledged pursuant to its Security Agreement and to perfect and maintain the validity, effectiveness and priority of its Security Agreement and the Liens intended to be created thereby. Notwithstanding any provision of a Control Agreement to the contrary, without the prior written consent of the Administrative Agent, no Borrower shall give directions or entitlement orders, as applicable, to the Financial Institution party to any applicable Control Agreement to make a delivery to such Borrower or any other Person of assets or properties (other than dividends and interest on the Eligible Collateral) from such Borrower’s Collateral Account except in connection with the sale, investment or reinvestment of Eligible Collateral the proceeds of which will be deposited into such Borrower’s Collateral Account or the substitution of Eligible Collateral with Collateral otherwise constituting Eligible Collateral. The Administrative Agent, on behalf of the L/C Issuer and the Lenders, agrees that provided (i) no Default or Event of Default exists and is continuing and (ii) after giving effect to the proposed delivery, the Borrowing Base of such Borrower is equal to or in excess of such Borrower’s Outstanding Amount, the Administrative Agent shall consent to any such delivery within one Business Day after such request.
ARTICLE VII
NEGATIVE COVENANTS.
Until such time as Payment in Full has occurred, each Loan Party covenants and agrees that it will not:
Section 7.1    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)    the Obligations;
(b)    the guaranty provided by the Guarantor pursuant to Article X;
(c)    Indebtedness in the form of letters of credit issued under (i) letter of credit facilities of any Insurance Subsidiary to support its and its Subsidiaries’ insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it or any of its Subsidiaries is a party and similar risk obligations, and (ii) the Barclays Agreement, provided, that face amounts of letters of credit and related reimbursement obligations outstanding under the Barclays Agreement at any time shall not exceed $400,000,000;
(d)    Indebtedness under any Syndicate Arrangement;
(e)    unsecured intercompany Indebtedness:
(i)    owed by any Loan Party to another Loan Party;
(ii)    owed by any Loan Party to any Subsidiary that is not a Loan Party (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent); and

(iii)    owed by any Subsidiary that is not a Loan Party to a Loan Party or to another Subsidiary that is not a Loan Party;
(f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(g)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(h)    Indebtedness existing on the Closing Date and listed on Schedule 7.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;
(i)    unsecured Indebtedness of any Loan Party, provided, that such Indebtedness does not contain representations and warranties, covenants and events of default that are materially more restrictive than those in this Agreement;
(j)    Subordinated Indebtedness of any Loan Party;
(k)    Indebtedness owing under Hedge Agreements entered into (i) in order to manage existing or anticipated interest rate, exchange rate or commodity price risks or (ii) in connection with insurance, reinsurance or other parametric, derivative or similar risk transfer arrangements, either assumed or ceded, in the ordinary course, in each case not for speculative purposes;
(l)    capital lease obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding;
(m)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, and (ii) no Loan Party or any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;
(n)    guarantees (A) by any Loan Party of Indebtedness otherwise permitted under this Section 7.1 and (B) by any Subsidiary that is not a Loan Party of Indebtedness permitted under Section 7.1(k), (l) and (o);
(o)    Indebtedness under the Term Loan Agreement;
(p)    Indebtedness not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(q)    Disqualified Equity Interests pursuant to Section 5.3 of the Guarantor’s Shareholders Agreement; and
(r)    Indebtedness incurred under the Fourth Amended and Restated Credit Agreement dated as of May 25, 2021 (the “Revolving Credit Agreement”) among the Guarantor, the Company, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.
Section 7.2    Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property (other than “margin stock” which if covered hereby would cause the Lenders to be in violation of Regulation U), whether now owned or hereafter acquired, except:
(a)    Liens on Cash Collateral granted pursuant to the Loan Documents;
(b)    Liens constituting a Permitted Security;
(c)    Liens granted to the financial institutions under the Barclays Agreement, in each case as in effect on the date hereof (and including the same Liens under any renewals, refinancings or replacements of such agreement after the date hereof);
(d)    Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(e)    Liens in existence on the Closing Date and described on Schedule 7.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness permitted pursuant to Section 7.1(h) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 7.1)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, other than any future additional property or type of asset required to be included as in existence on the Closing Date, including products and proceeds of the foregoing;
(f)    the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Guarantor or any of its Subsidiaries;
(g)    deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)    encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially impair the use thereof in the ordinary conduct of business;
(i)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Guarantor and its Subsidiaries;
(j)    Liens securing Indebtedness permitted under Section 7.1(l); provided that (i) such Liens shall be created within one hundred twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);
(k)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(g) or securing appeal or other surety bonds relating to such judgments;
(l)    (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired and (ii) of the Guarantor or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Guarantor or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such purchase or other acquisition, (B) such Liens are applicable only to specific Property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness secured by such Liens is permitted under Section 7.1(m) of this Agreement);
(m)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Guarantor or any Subsidiary thereof;
(n)    (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(o)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Guarantor or its Subsidiaries or (ii) secure any Indebtedness; and

(p)    Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed $25,000,000 at any time outstanding.
Section 7.3    Investments. Make any Investment, except:
(a)    Investments (other than Acquisitions) made in accordance with the investment policy approved by the board of directors of the Guarantor from time to time;
(b)    Investments in existence on the Closing Date set forth on Schedule 7.3;
(c)    Investments (including intercompany loans made by a Loan Party pursuant to Section 7.1(e)) by the Guarantor in any Subsidiary or any Subsidiary in another Subsidiary;
(d)    Investments in cash and Cash Equivalents;
(e)    Investments by the Guarantor or any of its Subsidiaries consisting of capital expenditures;
(f)    deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;
(g)    Hedge Agreements permitted pursuant to Section 7.1;
(h)    purchases of assets in the ordinary course of business;
(i)    Investments consisting of Acquisitions consistent with Section 7.10; provided, that immediately prior and after giving effect to each such Acquisition, (i) no Event of Default shall have occurred and be continuing; (ii) such Acquisition has been duly authorized by (A) the board of directors of the Guarantor (to the extent such approval is required by the Guarantor’s constituent documents) and (B) such Person to be acquired prior to the commencement of any tender offer, proxy contest or the like in respect thereof, if applicable, and (iii) such Acquisition would not reasonably be expected to result in the Financial Strength Rating of the Company to fall below A; and
(j)    Investments in the form of Restricted Payments permitted pursuant to Section 7.6.
Section 7.4    Fundamental Changes. Except as permitted under Section 7.5, merge, amalgamate consolidate or enter into any similar combination (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that (i) any Loan Party or any Subsidiary may merge into or consolidate with any other Person so long as (a) the surviving corporation is a Loan Party or a Wholly-Owned Subsidiary of a Loan Party (and in any event, if a Loan Party is a party to such merger, amalgamation or consolidation, the surviving corporation shall be such Loan Party, it being understood and agreed that in the case of a merger, amalgamation or consolidation between the Guarantor and any other Loan Party, the survivor corporation of such merger, amalgamation or consolidation shall be the Guarantor), and (b) immediately before and after giving effect thereto, no Default or Event of Default would occur or exist and (ii) any Subsidiary may liquidate, wind up or dissolve if (x) such Subsidiary owns no more than a nominal amount of assets, has no more than a nominal amount of liabilities and does not actively conduct, transact or otherwise engage in any business or operations and (y) such liquidation, winding up or dissolution is not materially disadvantageous to the Lenders.
Section 7.5    Asset Dispositions. Make any Asset Disposition except:
(a)    any Asset Disposition in the ordinary course of business, including any intra-Group capital contributions;
(b)    the transfer of assets to any Loan Party pursuant to any transaction permitted pursuant to Section 7.4;
(c)    the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(d)    dispositions of Investments in cash and Cash Equivalents, including any disposition as to which the proceeds are applied to the Obligations of any Loan Party under this Agreement, the Revolving Credit Agreement or the Term Loan Agreement substantially concurrent with such disposition;
(e)    the transfer by any Loan Party of its assets to any other member of the Group;
(f)    the transfer by any Subsidiary of the Guarantor of its assets to any Loan Party (provided that in connection with any new transfer, such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer);
(g)    the transfer by any Wholly-Owned Subsidiary of the Guarantor (other than the Company) of its assets to another Wholly-Owned Subsidiary of the Guarantor (other than the Company);
(h)    the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Guarantor or any of its Subsidiaries;
(i)    any Asset Disposition described on Schedule 7.5;
(j)    any Restricted Payments permitted pursuant to Section 7.6;
(k)    any Asset Disposition as to which the proceeds are applied to the Obligations of any Loan Party under the Revolving Credit Agreement (with a corresponding reduction of the Commitments hereunder) or the Term Loan Agreement substantially concurrent with such Asset Disposition;
(l)    the Attune Disposition; and
(m)    Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Event of Default shall exist or would result from such

Asset Disposition, (ii) such Asset Disposition is made for fair market value, and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (m) shall not exceed $10,000,000 in any Fiscal Year or $5,000,000 in the 2021 Stub Period.
Section 7.6    Restricted Payments. Declare or pay any Restricted Payments; provided that:
(a)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Guarantor may declare and pay cash dividends to the holders of its Equity Interests;
(b)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Guarantor may redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests; and
(c)    any Subsidiary of the Guarantor may (i) declare and pay dividends to any Loan Party or to a Wholly-Owned Subsidiary and (ii) declare and pay pro rata dividends to such Subsidiary’s equity holders.
Section 7.7    Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any executive officer, director or direct or indirect holder of 10% or more Equity Interests in, or other Affiliate of, the Guarantor or any of its Subsidiaries, (b) any Affiliate of any such executive officer, director or holder, other than:
(a)    transactions permitted by Sections 7.1, 7.3, 7.4, 7.5 and 7.6;
(b)    transactions among Loan Parties not prohibited hereunder;
(c)    other transactions on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Guarantor;
(d)    employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and
(e)    payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Guarantor and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Guarantor and its Subsidiaries.
Section 7.8    Accounting Changes; Organizational Documents.
(a)    Change its Fiscal Year end (except that, following the Fiscal Year ending November 30, 2021, the Loan Parties and their Subsidiaries shall change their Fiscal Year end from November 30 to December 31 for the Fiscal Year ending December 31, 2022 and each Fiscal

Year thereafter and shall use the 2021 Stub Period for the month of December 2021), or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.
(b)    Amend, modify or change its Organizational Documents (including, without limitation, the Guarantor’s Shareholders Agreement) in any manner materially adverse to the rights or interests of the Lenders under the Loan Documents, as determined in good faith by the Administrative Agent (it being understood that the Guarantor is not required to submit for approval any amendment, modification or change that is not materially adverse to the rights or interests of the Lenders under the Loan Documents). The Administrative Agent’s determination in good faith as to whether any such amendment, modification or change is materially adverse to the rights or interests of the Lenders under the Loan Documents shall be conclusive and binding on all parties hereto, and the Administrative Agent agrees to respond within 10 Business Days to any request by a Loan Party to make such a determination in connection with an amendment, modification or change to an Organizational Document.
Section 7.9    No Further Negative Pledges; Restrictive Agreements.
(a)    Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Barclays Agreement or the Revolving Credit Agreement, in each case, as in effect on the date hereof (and any renewals, refinancings or replacements of such agreement after the date hereof that contain substantially similar restrictions as in effect on the date hereof), (iii) customary restrictions contained in the Organizational Documents of any Subsidiary of the Guarantor as of the Closing Date, (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (v) pursuant to any letter of credit facility permitted under Section 7.1(c)(i) containing restrictions that are not materially more restrictive than those in this Agreement, (vi) pursuant to any unsecured Indebtedness incurred pursuant to Section 7.1(i) and (vii) pursuant to the Term Loan Agreement.
(b)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (i) pay dividends or make any other distributions to any Loan Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party or (iii) make loans or advances to any Loan Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable Law, (C) the Barclays Agreement as in effect on the date hereof (and any renewals, refinancings or replacements of such agreement after the date hereof that contain substantially similar restrictions as in effect on the date hereof), (D) pursuant to any letter of credit facility permitted under Section 7.1(c)(i) containing restrictions that are not materially more restrictive than those in this Agreement, (E) pursuant to any unsecured Indebtedness incurred pursuant to Section 7.1(i), (F) pursuant to the Revolving Credit Agreement, and (G) pursuant to the Term Loan Agreement.

(c)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (i) sell, lease or transfer any of its properties or assets to any Loan Party or (ii) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) the Barclays Agreement or the Revolving Credit Agreement, in each case, as in effect on the date hereof (and any renewals, refinancings or replacements of such agreement after the date hereof that contain substantially similar restrictions as in effect on the date hereof), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) pursuant to any letter of credit facility permitted under Section 7.1(c)(i) containing restrictions that are not materially more restrictive than those in this Agreement, (J) pursuant to any unsecured Indebtedness incurred pursuant to Section 7.1(i) and (K) pursuant to the Term Loan Agreement.
Section 7.10    Nature of Business. Engage in any business other than the business conducted by the Guarantor and its Material Subsidiaries as of the Closing Date and any business or business activities incidental or reasonably related or ancillary thereto or that are reasonable extensions, developments, and expansions thereof. For the avoidance of doubt: (a) ICC3L ceasing to underwrite new insurance business after the 2019 underwriting year of account and (b) any increased underwriting from HCML supporting Syndicate 4000 and Syndicate 2014 (with Syndicate 2014, being a syndicate at Lloyd’s under the management of Hamilton Managing Agency Limited, having been placed into run-off) shall not cause a breach of this Section.
Section 7.11    Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Loan Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Loan Party or Subsidiary of a Loan Party or (b) which any Loan Party or any Subsidiary of a Loan Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Loan Party or such Subsidiary to another Person which is not another Loan Party or Subsidiary of a Loan Party in connection with such lease.
Section 7.12    Use of Proceeds. No Loan Party nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB), and no part of the proceeds of any Letter of Credit or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
(b)    Borrowers will not request the issuance of a Letter of Credit, and Borrowers shall not use, and shall ensure that its Subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 7.13    [Intentionally Omitted].
Section 7.14    Financial Covenants.
(a)    Consolidated Indebtedness to Total Capitalization Ratio. The Guarantor shall not permit the ratio of Consolidated Indebtedness to Total Capitalization of the Guarantor and its Subsidiaries to be greater than 30%. For the purposes of calculating this ratio:
(i)    Consolidated Indebtedness will be calculated on a consolidated basis (and therefore intra-Group balances shall not be treated as Consolidated Indebtedness); and
(ii)    Letters of credit outstanding under the Barclays Agreement in relation to which no unreimbursed demand is outstanding will not be treated as Consolidated Indebtedness, provided that such letters of credit are also excluded from “Debt” under the corresponding “Debt to Capitalisation” ratio in the Barclays Agreement.
(b)    Consolidated Tangible Net Worth. As of the last day of any fiscal quarter, permit Consolidated Tangible Net Worth to be less than an amount equal to (i) $1,083,717,000 plus, (ii) 35% of Consolidated Net Income for the nine-month period ending November 30, 2021, if positive, plus (iii) for each Fiscal Year ending on or after December 31, 2022 for which there is positive Consolidated Net Income during such Fiscal Year, 35% of such positive Consolidated Net Income (provided that, for the Fiscal Year ending December 31, 2022, the Consolidated Net Income of the 2021 Stub Period shall be included in determining Consolidated Net Income for such Fiscal Year), plus (iv) 35% of net cash proceeds of the aggregate increases in common Equity Interests (by virtue of net equity issuance, debt conversion or contribution) by the Group at any time after February 28, 2021, excluding the impact of Equity Interests issued to employees or directors of the Group under its long term incentive plan or share purchase programs.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES.
Section 8.1    Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)    (i) a Borrower shall fail to pay any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and (ii) a Borrower shall fail to pay any interest on any L/C Obligation, or any fee or any other amount (other than an amount referred to in clause (i) of this Section 8.1(a)) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;
(b)    default in the observance or performance of any covenant, condition or agreement set forth in Sections 6.1, 6.5, 6.6, 6.7, 6.11 or 7;
(c)    default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) written notice thereof is given to the Company by Administrative Agent;
(d)    any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;
(e)    (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, (iii) a Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iv) the Administrative Agent shall fail to have a first priority perfected Lien on any Collateral (subject only to Liens described in Sections 7.2(a) and (m).
(f)    default shall occur under any Indebtedness issued, assumed or guaranteed by a Loan Party (i) in the payment of any Indebtedness (other than Obligations under this Agreement) the aggregate principal amount (including undrawn committed or available amounts) of which is in excess of the Threshold Amount, or with respect to any Hedge Agreement, the Hedge Termination Value of which is in excess of the Threshold Amount, in each case beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Obligations) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized;
(g)    One or more judgments, orders or decrees shall be entered against any Loan Party by any court and continues without having been satisfied, discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) equal to or in excess of the Threshold Amount or (ii) for injunctive relief and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(h)    [intentionally omitted];
(i)    any Change of Control shall occur;
(j)    a Loan Party shall (i) have entered involuntarily against it an order for relief under any Debtor Relief Law, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under any Debtor Relief Law, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate, limited liability, or other applicable organizational action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);
(k)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for a Loan Party or any Material Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against a Loan Party or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or
(l)    there shall occur or be issued an action or order of any applicable insurance regulatory authority prohibiting or materially restricting a Borrower from writing, underwriting, assuming, or reinsuring further business, or otherwise prohibiting or materially restricting any of the core business activities of such Borrower.
Section 8.2    Non Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to a Loan Party) has occurred and is continuing, Administrative Agent may (and if so directed by the Required Lenders shall) by written notice to the Company: (a) terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) declare all Obligations to be forthwith due and payable and thereupon all outstanding Obligations, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrowers immediately Cash Collateralize the L/C Obligations in an amount equal to 103% of the aggregate L/C Obligations, and Borrowers agree to immediately make such payment and acknowledge and agree that the Lenders would not have an adequate remedy at law for failure by Borrowers to honor any such demand and that Administrative Agent, for the benefit of the Lenders, shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. Administrative Agent, after giving notice to Company pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 8.3    Bankruptcy Defaults. When any Event of Default described in Section 8.1(j) or (k) with respect to a Loan Party has occurred and is continuing, then all outstanding Obligations shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to 103% of the aggregate L/C Obligations, Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by Borrowers to honor any such demand and that the Lenders, and Administrative Agent on their behalf, shall have the right to require Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
Section 8.4    Cash Collateral Account. If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.2 or Section 8.3 above, Borrowers shall forthwith pay the amount required to be so prepaid, to be held by Administrative Agent as provided in subsection (b) below.
(b)    All amounts prepaid pursuant to subsection (a) above shall be held by Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Cash Collateral Account”) as security for, and for application by Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Lenders, and to the payment of the unpaid balance of all other Obligations. The Cash Collateral Account shall be held in the name of and subject to the exclusive dominion and control of Administrative Agent for the benefit of Administrative Agent, the L/C Issuer and the Lenders. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. If Borrowers shall have made payment of all obligations referred to in subsection (a) above required under Section 8.2 or 8.3, so long as no Letters of Credit, Commitments or other Obligations, remain outstanding, at the request of the Company, Administrative Agent shall release to Borrowers any remaining amounts held in the Cash Collateral Account.

Section 8.5    Notice of Default. Administrative Agent shall give notice to the Company under Section 8.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
ARTICLE IX
ADMINISTRATIVE AGENT.
Section 9.1    Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of Montreal as Administrative Agent under the Loan Documents and hereby authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Therefore, the Lenders expressly agree that Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, Loan Parties or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on Administrative Agent or any of the Lenders except as expressly set forth herein. Except as provided in Section 9.7, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have rights as a third-party beneficiary of any of such provisions.
Section 9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.3    Action by Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate and any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 9.4    Consultation with Experts. Administrative Agent may consult with legal counsel (who may be counsel to the Loan Parties), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.5    Liability of Administrative Agent; Credit Decision. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Loan Party or a Lender. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants or agreements of a Loan Party or any Subsidiary contained herein or in any other Loan Document; (iv) the satisfaction of any condition specified in Section 4, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or (v) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.
(b)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the issuance of such Letter of Credit. In particular and without limiting any of the foregoing, Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with Administrative Agent signed by such payee in form satisfactory to Administrative Agent. Each Lender acknowledges that it has independently and without reliance on Administrative Agent or any other Lender (or any of their Related Parties), and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of each Loan Party and its Subsidiaries, and Administrative Agent shall have no liability to any Lender with respect thereto.
Section 9.6    Indemnity. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Section 11.13 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section shall survive termination of this Agreement. Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to Administrative Agent hereunder, but shall not be entitled to offset against amounts owed to Administrative Agent, by any Lender arising outside of this Agreement and the other Loan Documents.
Section 9.7    Resignation of Administrative Agent and Successor Administrative Agent. Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation of Administrative Agent, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000; provided, that in no event shall any such successor Administrative Agent be a

Defaulting Lender. With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 9.8    Designation of Additional Agents. Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
Section 9.9    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.10    Administrative Agent may File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4 and 10.13) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 10.13.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11    Certain ERISA Matters
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.12     Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative

Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 9.13    Authorizations. Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents and (b) release Liens on the Collateral following termination or expiration of the Commitments and Payment in Full. Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and, subject to Section 11.11, to take such action and exercise such powers under the Collateral Documents as Administrative Agent considers appropriate. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2, 8.3, 8.4 and 8.5 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.14 (subject to the terms of Section 11.5), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (a) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Sections 8.2, 8.3 and 8.4 and (b) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 11.5, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or the L/C Issuer for any failure to monitor or maintain any portion of the Collateral.
ARTICLE X
THE GUARANTEES.
Section 10.1    The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to Borrowers by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantor hereby unconditionally and irrevocably guarantees to Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of the Reimbursement Obligations, and the due and punctual payment and performance of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party or any such obligor in any such proceeding) (collectively, the “Guaranteed Obligations”). Guarantee Unconditional. The obligations of the Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;
(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to any Guaranteed Obligations;
(c)    any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;
(d)    the existence of any claim, set off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;
(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;
(f)    any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of Borrower or other obligor remain unpaid;
(g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to any Guaranteed Obligations or any provision of applicable Law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to any Guaranteed Obligations; or

(h)    any other act or omission to act or delay of any kind by Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 10.
Section 10.3    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Until such time as Payment in Full occurs, the Guarantor’s obligations under this Section 10 shall remain in full force and effect. If at any time any payment of any Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of a Borrower or other obligor or of any guarantor, or otherwise, the Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.
Section 10.4    Subrogation. Until such time as Payment in Full occurs, the Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to Payment in Full occurring, such amount shall be held in trust for the benefit of Administrative Agent, the Lenders, and the L/C Issuer and shall forthwith be paid to Administrative Agent for the benefit of the Lenders and L/C Issuer or be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 10.5    Waivers. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by Administrative Agent, any Lender, the L/C Issuer, or any other Person against any Loan Party or other obligor, another guarantor, or any other Person.
Section 10.6    Limit on Recovery. Notwithstanding any other provision of this Section 10, the amount guaranteed by the Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of the Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which the Guarantor may have under this Section 10, any other agreement or applicable law shall be taken into account.
Section 10.7    Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to the Guaranteed Obligations, is stayed upon the insolvency, bankruptcy or reorganization of such Loan Party or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to the Guaranteed Obligations, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Administrative Agent made at the request of the Required Lenders.

Section 10.8    Benefit to Guarantors. The Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.
ARTICLE XI
MISCELLANEOUS.
Section 11.1    No Waiver, Cumulative Remedies. No delay or failure on the part of Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of Administrative Agent, the L/C Issuer or the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 11.2    Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 11.3    Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 11.4    Survival of Indemnity and Certain Other Provisions. All indemnity provisions and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Letters of Credit, including, but not limited to, Sections 3.3 and 11.13, shall survive Payment in Full, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder. All such indemnity and other provisions shall be binding upon the successors and assigns of each Loan Party and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.
Section 11.5    Sharing of Set Off. Each Lender agrees with each other Lender party hereto that if such Lender shall receive and retain any payment, whether by set off or application of deposit balances or otherwise, on any of the Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
Section 11.6    Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing and shall be given to the relevant party at its address set forth below, or such other address as such party may hereafter specify by notice to Administrative Agent and Borrower given by courier, by United States certified or registered mail. Notices under the Loan Documents to any Lender shall be addressed to its address number set forth on its Administrative Questionnaire; and notices under the Loan Documents to a Loan Party or Administrative Agent shall be addressed to its respective address number set forth below:

To a Loan Party:	To Administrative Agent:

c/o Hamilton Insurance Group, Ltd. Wellesley House North 90 Pitts Bay Road Pembroke HM08, Bermuda Attention: General Counsel Telephone:1 (441) 405-5200 Email: legalnotices@hamiltongroup.com	Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention: Lauren Harte Telephone: 1 (312) 461-5469 Email: Lauren1.Harte@bmo.com

With a copy to:

Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Email: CCLO.CrossBorderServicing@bmo.com
Each such notice, request or other communication shall be effective (i) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (ii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.
(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(b)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(c)    The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.
(d)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to a Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of a Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the a Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 11.7    Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement and such counterpart shall be deemed to be an original hereof.
Section 11.8    Successors and Assigns. This Agreement shall be binding upon the Loan Parties and their successors and assigns, and shall inure to the benefit of Administrative Agent and each of the Lenders, and their respective successors and assigns, including any subsequent holder of any of the Obligations. A Loan Party may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 11.9    Participants. Any Lender may at any time, without the consent of, or notice to, the a Loan Party or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso of Section 11.11 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1 through 3.3 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant Section 11.10; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.1, 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 11.10 Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the L/C Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Closing Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the L/C Obligations or the Commitments assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.10(a)(i)(B) and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; and
(C)    the consent of the L/C Issuer shall be required for all assignments.
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of L/C Disbursements previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.10(b), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.4 and 11.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9.
(b)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the

Lenders, and the Commitments of, and amounts of the L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
Section 11.11 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Loan Parties, (b) the Required Lenders, and (c) the Administrative Agent (or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders), and each such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment or waiver shall:
(i)    extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);
(ii)    reduce the principal of, or rate of interest specified herein on, any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrowers to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein);
(iii)    postpone any date scheduled for any payment of principal of, or interest on, any Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;
(iv)    change Section 2.5(c) or Section 11.5 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)    waive any condition set forth in Section 4.1 without the written consent of each Lender;
(vi)    change Section 2.1(b) in a manner that would permit the expiration date of any Letter of Credit to occur after the Termination Date without the consent of the L/C Issuer; or
(vii)    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
provided, further, that no such amendment or waiver shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent in addition to the Borrower and the Lenders required above.
Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Reimbursement Obligations may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Reimbursement Obligations may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.
Section 11.12 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 11.13 Costs and Expenses; Indemnification. The Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses of Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including the reasonable and documented fees and reasonable and documented out- of-pocket disbursements of counsel to Administrative Agent, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated. The Borrowers agree to pay to Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by Administrative Agent, such Lender, or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under any Debtor Relief Law involving a Borrower as a debtor thereunder). The Borrowers further agree to indemnify Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable and documented fees and reasonable and documented out-of-pocket disbursements of counsel for any such Indemnitee and all reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification (as determined by a court of competent jurisdiction by final and non-appealable judgment). The Borrowers, upon demand by Administrative Agent or a Lender at any time, shall reimburse Administrative Agent, or such Lender for any reasonable and documented out-of-pocket legal or other expenses (including all reasonable and documented fees and reasonable and documented out-of-pocket disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified (as determined by a court of competent jurisdiction by final and non-appealable judgment). To the extent permitted by applicable Law, the Borrowers shall not assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(b)    The Borrowers unconditionally agree to indemnify, defend and hold harmless, and covenant not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrowers or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrowers or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrowers or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrowers or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except, in each case, for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee (as determined by a court of competent jurisdiction by final and non-appealable judgment).
Section 11.14    Set off. In addition to any rights now or hereafter granted under the Loan Documents or applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, with the prior written consent of Administrative Agent, each Lender, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by each Loan Party at any time or from time to time, without notice to such Loan Party, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, subsequent holder, or affiliate, to or for the credit or the account of a Loan Party, whether or not matured, against and on account of the Obligations to that Lender or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the amounts due hereunder shall have become due and payable pursuant to Article VIII and although said obligations and liabilities, or any of them, may be contingent or unmatured.
Section 11.15    Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 11.16    Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of New York.
Section 11.17    Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 11.18 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrowers nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Administrative Agent or any Lender may have received hereunder shall, at the option of Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable Law), (ii) refunded to Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrowers nor any endorser shall have any action against Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 11.19 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries.
Section 11.20 Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
Section 11.21 Submission to Jurisdiction; Waiver of Venue; Service of Process. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT AND LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.
(b)    EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.22    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 11.23    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 11.24 Confidentiality. Each of Administrative Agent and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and its Related Parties, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or this facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers; (h) with the prior written consent of the Company, (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from a Loan Party or any of the Subsidiaries or from any other Person on behalf of a Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by a Loan Party or any of its Subsidiaries or from any other Person on behalf of a Loan Party or any of its Subsidiaries; provided that, in the case of information received from a Loan Party or any Subsidiary, or on behalf of a Loan Party or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 11.25 Customary Advertising Material. Notwithstanding anything to the contrary in Section 11.24, the Borrowers consent to the publication by the Administrative Agent or any Lender of customary advertising material (including customary “tombstone” disclosure) relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.
Section 11.26 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Lender or the Administrative Agent could purchase the first currency with such other currency on the business day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to such Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the business day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Lender or the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to a Lender or the Administrative Agent in such currency, such Lender or the Administrative Agent agrees to return the amount of any excess to the applicable Loan Party (or to any other party who may be entitled thereto under applicable Law).
Section 11.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
(a)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(b)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(c)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
[Signature Pages to Follow]

This Letter of Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

HAMILTON RE, LTD.

By	/s/ Megan Thomas
Name	Megan Thomas
Title	Director

HAMILTON INSURANCE DESIGNATED ACTIVITY COMPANY

By	/s/ Robert S. Vetch
Name	Robert S. Vetch
Title	Director

HAMILTON INSURANCE GROUP, LTD.

By	/s/ Gemma Carreiro
Name	Gemma Carreiro
Title	General Counsel

This Letter of Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

HAMILTON RE, LTD.

By	/s/ Megan Thomas
Name	Megan Thomas
Title	Director

HAMILTON INSURANCE DESIGNATED ACTIVITY COMPANY

By	/s/ Robert S Vetch
Name	ROBERT S VETCH
Title	DIRECTOR

HAMILTON INSURANCE GROUP, LTD.

By	/s/ Gemma Carreiro
Name	Gemma Carreiro
Title	General Counsel

BANK OF MONTREAL, as Administrative Agent

By	/s/ Nair Raghu
Name: Nair Raghu
Title: Director

BANK OF MONTREAL, as L/C Issuer and as a Lender

By	/s/ Nair Raghu
Name: Nair Raghu
Title: Director

SCHEDULE 1.1
[***]
CERTAIN CONFIDENTIAL PORTIONS OF THIS SCHEDULE HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS SCHEDULE BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit A
Notice of Payment Request
[Date]
[Name of Lender]
[Address]
Attention:
Reference is made to the Letter of Credit Agreement, dated as of August 13, 2021, among Hamilton Re, Ltd. (“Hamilton Re”), Hamilton Insurance Designated Activity Company (“Hamilton DAC” and together with Hamilton Re, each a “Borrower” and together, the “Borrowers”), Hamilton Insurance Group, Ltd., as guarantor, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended, restated or otherwise modified from time to time, the “LC Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the LC Agreement. [A Borrower has failed to pay its Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the unpaid Reimbursement Obligation is $_______________] or [____________________ has been required to return a payment by a Borrower of a Reimbursement Obligation in the amount of $_______________. Your Revolver Percentage of the returned Reimbursement Obligation is $_______________.]
Very truly yours,
Bank of Montreal, as L/C Issuer
By _______________________________________
Name _________________________________
Title ___________________________________

Exhibit B
[Hamilton Re, Ltd.,
Hamilton Insurance Designated Activity Company,
and
Hamilton Insurance Group, Ltd.]
Compliance Certificate
To:    Bank of Montreal, as Administrative
Agent under, and the Lenders and
L/C Issuer parties to, the Letter of Credit
Agreement described below
This Compliance Certificate is furnished to Administrative Agent, the L/C Issuer, and the Lenders pursuant to that certain Letter of Credit Agreement, dated as of August 13, 2021, among Hamilton Re, Ltd. (“Hamilton Re”), Hamilton Insurance Designated Activity Company (“Hamilton DAC” and together with Hamilton Re, each a “Borrower” and together, the “Borrowers”), Hamilton Insurance Group, Ltd., as guarantor (the “Guarantor” and together with the Borrowers, the “Loan Parties”), the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended, restated or otherwise modified from time to time, the “LC Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the LC Agreement.
The Undersigned hereby certifies that:
1.    I am the duly elected Chief Financial Officer of [Hamilton Re, Ltd. / Hamilton Insurance Designated Activity Company / Hamilton Insurance Group, Ltd.];
2.    I have reviewed the terms of the LC Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of [Hamilton Re, Ltd. / Hamilton Insurance Designated Activity Company / Hamilton Insurance Group, Ltd.] during the accounting period covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;
4.    The financial statements required by Section 6.5 of the LC Agreement and being furnished to you concurrently with this Compliance Certificate present fairly in all material respects the financial condition of the Guarantor and its Subsidiaries, as applicable, on a consolidated basis as of the date and for the periods covered thereby; and

5.    Schedule I hereto sets forth financial data and computations evidencing [Hamilton Re, Ltd. / Hamilton Insurance Designated Activity Company / Hamilton Insurance Group, Ltd.]’s compliance with certain covenants of the LC Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the LC Agreement.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Loan Parties have taken, are taking, or propose to take with respect to each such condition or event:
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _______day of _______________20___.
[Hamilton Re, Ltd.
Hamilton Insurance Designated Activity Company
Hamilton Insurance Group, Ltd.]
By ____________________________________
Name ________________________________
Title _________________________________

Schedule I
to Compliance Certificate
[Hamilton Insurance Group, Ltd.]
Compliance Calculations
for Credit Agreement dated as of __________
Calculations as of ____________, ________

A.    Consolidated Indebtedness to Total Capitalization Ratio
(Section 7.14(a))

1.	Consolidated Indebtedness	$___________

2.	Consolidated Tangible Net Worth	$_________

3.	Total Capitalization (Line A1 plus Line A2)	______________

4.	Ratio of Line A1 to A3	____:1.0

5.	Line A4 ratio must not exceed	0.3:1.0

6.	Borrower is in compliance (circle yes or no)	yes/no
B.    Consolidated Tangible Net Worth (Section 7.14(b))

1.	Consolidated Tangible Net Worth	$___________

2.	Line B1 shall not be less than	$___________[1]

3.	Borrower is in compliance (circle yes or no)	yes/no
1 An amount equal to (i) $1,083,717,000 plus, (ii) 35% of Consolidated Net Income for the nine-month period ending November 30, 2021, if positive, plus (iii) for each Fiscal Year ending on or after December 31, 2022 for which there is positive Consolidated Net Income during such Fiscal Year, 35% of such positive Consolidated Net Income (provided that, for the Fiscal Year ending December 31, 2022, the Consolidated Net Income of the 2021 Stub Period shall be included in determining Consolidated Net Income for such Fiscal Year), plus (iv) 35% of net cash proceeds of the aggregate increases in common Equity Interests (by virtue of net equity issuance, debt conversion or contribution) by the Group at any time after February 28, 2021, excluding the impact of Equity Interests issued to employees or directors of the Group under its long term incentive plan or share purchase programs

Exhibit C
Assignment and Acceptance
Dated ____________, _____
Reference is made to the Letter of Credit Agreement, dated as of August 13, 2021, among Hamilton Re, Ltd. (“Hamilton Re”), Hamilton Insurance Designated Activity Company (“Hamilton DAC” and together with Hamilton Re, each a “Borrower” and together, the “Borrowers”), Hamilton Insurance Group, Ltd., as guarantor (the “Guarantor” and together with the Borrowers, the “Loan Parties”), the Lenders party thereto, and Bank of Montreal, as Administrative Agent (the “Administrative Agent”) (as extended, renewed, amended, restated or otherwise modified from time to time, the “LC Agreement”). Terms defined in the LC Credit Agreement are used herein with the same meaning.
_____________________________________________________________ (the “Assignor”) and ________________________________(the “Assignee”) agree as follows:
1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including the Assignor’s Commitments as in effect on the Effective Date and the Obligations, if any, owing to the Assignor on the Effective Date and the Assignor’s Percentage of any outstanding L/C Obligations.
2.    The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the LC Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the LC Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the LC Agreement or any other instrument or document furnished pursuant thereto.
3.    The Assignee (i) confirms that it has received a copy of the LC Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 6.5(a), (b), and (c) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the LC Agreement; (iii) appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the LC Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the LC Agreement are required to be performed by it as a Lender; (v) confirms that it is an Eligible Assignee and (vi) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.
4.    As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the LC Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
5.    The effective date for this Assignment and Acceptance shall be _____________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent and, if required, the Borrowers.
6.    Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the LC Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the LC Agreement.
7.    Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments under the LC Agreement in respect of the interest assigned hereby (including all payments of reimbursement obligations, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the LC Agreement for periods prior to the Effective Date directly between themselves.

8    This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
[Assignor Lender]
By __________________________________________
Name ______________________________________
Title _______________________________________
[Assignee Lender]
By __________________________________________
Name ______________________________________
Title _______________________________________
Accepted and consented this
_____day of ______________
Hamilton Re, Ltd.
By _________________________________
Name ____________________________
Title _____________________________
Hamilton Insurance Designated Activity Company
By _________________________________
Name ____________________________
Title _____________________________
Accepted and consented to by the Administrative
Agent and L/C Issuer this ___ day of ________
Bank of Montreal,
as Administrative Agent and L/C Issuer
By _________________________________
Name ____________________________
Title _____________________________

Annex I
to Assignment and Acceptance
The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the LC Agreement as of the Effective Date.

Aggregate Commitment For All Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment

$____________	$______________	_____%

Exhibit D
[Hamilton Re, Ltd.]
[Hamilton Insurance Designated Activity Company]
Borrowing Base Certificate
To:    Bank of Montreal, as Administrative
Agent under, and the Lenders and
L/C Issuer parties to, the Credit
Agreement described below
Pursuant to the terms of the Letter of Credit Agreement, dated as of August 13, 2021, among Hamilton Re, Ltd. (“Hamilton Re”), Hamilton Insurance Designated Activity Company (“Hamilton DAC” and together with Hamilton Re, each a “Borrower” and together, the “Borrowers”), Hamilton Insurance Group, Ltd., as guarantor (the “Guarantor” and together with the Borrowers, the “Loan Parties”), the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended, restated or otherwise modified from time to time, the “LC Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this Certificate is true, correct and complete as of the date of this Certificate.
This Certificate is being furnished to the Administrative Agent pursuant to Section [4.1(xi)] [6.5(i)][6.5(j)]of the LC Agreement. The undersigned officer of the Company hereby certifies to the Administrative Agent, the Issuing Bank and the Lenders that the information furnished in the calculations attached hereto as Schedule I was true and correct as of [_________________, 20__]2.
Dated as of this __________ day of _________________________.
[Hamilton Re, Ltd.]
[Hamilton Insurance Designated Activity Company]
By _____________________________________
Name _________________________________
Title __________________________________
2 The last business day of the most recently ended calendar month with respect to Section 6.5(i) or such other date as requested pursuant to Section 6.5(j).

Schedule I to Borrowing Base Certificate
Dated as of: __________________
Hamilton Re, Ltd.

Remaining Years to Maturity	Eligible Collateral	Advance Rate	Fair Market Value	Adjusted Fair Market Value (Advance Rate multiplied by Fair Market Value)

Total Adjusted Fair Market Value of Eligible Collateral for Hamilton Re, Ltd.: $____________
Total Letter of Credit Obligations of Hamilton Re, Ltd.: $__________________
Hamilton Insurance Designated Activity Company

Remaining Years to Maturity	Eligible Collateral	Advance Rate	Fair Market Value	Adjusted Fair Market Value (Advance Rate multiplied by Fair Market Value)

Total Adjusted Fair Market Value of Eligible Collateral for Hamilton Insurance Designated
Activity Company: $_______________
Total Letter of Credit Obligations of Hamilton Insurance Designated Activity Company:
$__________________

Schedule II to Borrowing Base Certificate
Dated as of: ___________________
[Attach list of Eligible Collateral by Category
(including Rating) and Concentration Limit]

Exhibit E
Security Agreement

Exhibit F
Letter of Credit Application

SCHEDULE 7.1
Existing Indebtedness
None.

FIRST AMENDMENT
THIS FIRST AMENDMENT (this “Amendment”), dated as of August 11, 2023 amends the Letter of Credit Agreement, dated as of August 13, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Hamilton Re, Ltd., an exempted company organized under the laws of Bermuda (the “Company”), Hamilton Insurance Designated Activity Company (“Hamilton Insurance” and together with the Company, each, a “Borrower” and together, the “Borrowers”), Hamilton Insurance Group, Ltd., an exempted company organized under the laws of Bermuda (the “Guarantor”), Bank of Montreal as L/C Issuer, and Bank of Montreal, as Administrative Agent, as provided herein, and the Lenders from time to time party thereto. Terms defined in the Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.
WHEREAS, the Borrowers desire that the Agreement be amended on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1.    AMENDMENT. Effective as of the First Amendment Effective Date (as defined below) the Section 1.1 of Agreement is amended to amend the definition of “Termination Date” in its entirety to read as follows:
“Termination Date” means August 13, 2024.
2.    CONDITIONS PRECEDENT. This Amendment shall become effective on the date that each of the conditions precedent set forth in this Section 2 shall have been satisfied (the “First Amendment Effective Date”), and notice thereof shall have been given by the Administrative Agent to the Loan Parties and the Lenders.
2.1    Receipt of Documents. Administrative Agent shall have received this Amendment duly executed by each Loan Party, the Administrative Agent, and the Lenders.
2.2    Certificate. Administrative Agent shall have received a certificate of the corporate secretary or an assistant corporate secretary (or other senior officer) of each Loan Party, certifying (i) that the resolutions adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Agreement and the other Loan Documents to which it is a party, inclusive of this Amendment, have not been rescinded, amended or otherwise modified since the date of their adoption and remain in full force and effect and (ii) that none of such Loan Parties’ articles of incorporation and bylaws (or comparable organizational documents) have been amended, supplemented or otherwise modified since August 13, 2021 or, if so, attaching true, complete and correct copies of any such amendment, supplement or modification.
2.3    Opinion Letter. Administrative Agent shall have received the favorable written opinion of New York and Bermuda counsel to each Loan Party.

2.4    Costs and Expenses. Payment by Borrowers of all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (including, without limitation, legal fees and expenses) owing in accordance with, and to the same extent and manner set forth in, Section 11.13 of the Credit Agreement.
2.5    Compliance with Warranties, No Default, etc. After giving effect to this Amendment, the following statements by the Loan Parties shall be true and correct (and the Loan Parties, by their execution of this Amendment, hereby represents and warrants to Administrative Agent and each Lender that such statements are true and correct as at such times):
(a)    each of the representations and warranties set forth in the Agreement and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all material respects as of such earlier date; provided that any representation and warranty that is already qualified by “material” or “Material Adverse Effect” shall be true and correct in all respects;
(b)    no Default or Event of Default has occurred and is continuing; and
(c)    this Amendment has been duly authorized, executed, and delivered by such Loan Party and constitutes the valid and binding obligation of such Loan Party enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and the execution, delivery and performance of this Amendment by such Loan Party does not (a) contravene any provision of applicable Law or any judgment, injunction, order or decree binding upon such Loan Party or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of such Loan Party, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting such Loan Party or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of such Loan Party.
3.    MISCELLANEOUS.
3.1    Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Agreement, and the Agreement as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Agreement as amended hereby. Each other Loan Document is hereby ratified, approved and confirmed in each and every respect. Except as expressly modified in this Amendment, all of the terms, provisions and conditions of the Agreement, as heretofore amended, shall remain unchanged and in full force and effect.
2

3.2    Headings. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.
3.3    Execution in Counterparts. This Amendment may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment and such counterpart shall be deemed to be an original hereof. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
3.4    Incorporation of Agreement Provisions. The provisions of Sections 1.2, 11.8, 11.13, 11.16, 11.17, 11.21 and 11.22 of the Agreement are incorporated herein by reference as if fully set forth herein, mutatis mutandis.
[Signature Pages Follow]
3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HAMILTON RE, LTD.

By	/s/ Chad Cundliffe
Name	Chad Cundliffe
Title	CFO

HAMILTON INSURANCE DESIGNATED ACTIVITY COMPANY

By	/s/ R. S. Vetch
Name	Robert S. Vetch
Title	Director

HAMILTON INSURANCE GROUP, LTD.

By	/s/ Gemma Carreiro
Name Gemma Carreiro
Title General Counsel

BANK OF MONTREAL, as Administrative Agent

By
Name
Title

BANK OF MONTREAL, as L/C Issuer and as a Lender

By
Name
Title
First Amendment

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HAMILTON RE, LTD.

By
Name
Title

HAMILTON INSURANCE DESIGNATED ACTIVITY COMPANY

By
Name
Title

HAMILTON INSURANCE GROUP, LTD.

By
Name
Title

BANK OF MONTREAL, as Administrative Agent

By

Name	Benjamin Mlot
Title	Director

BANK OF MONTREAL, as L/C Issuer and as a Lender

By

Name	Benjamin Mlot
Title	Director
First Amendment